EXHIBIT 10.1

1989 EMPLOYEE STOCK PURCHASE PROGRAM
OF
PAR PHARMACEUTICAL COMPANIES, INC.
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

1.  Purpose and effect of the Program.

The purpose of the Par Pharmaceutical Companies, Inc. Employee Stock Purchase Program (“Stock Purchase Program” or “Program”) is to secure for Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), and its stockholders the benefits of the incentives inherent in the ownership of the Company’s capital stock by present and future employees of the Company and its subsidiaries. The Stock Purchase Program is intended to comply with the provisions of Sections 421, 423 and 425 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Program shall be administered, interpreted and construed in accordance with such provisions. The Program was originally approved by the stockholders September 28, 1990 (“Effective Date”). The Program, as amended and restated herein, has been approved by the Board of Directors to be effective as of January 1, 2008 (“Restated Effective Date”).

2.  Shares reserved for the Program.

There shall be reserved for issuance and purchase by employees under the Stock Purchase Program an aggregate of 1,000,000 shares of Common Stock, par value $.01 per share, of the Company (“Common Stock”), subject to adjustment as provided in Section 12. Shares subject to the Program may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by the Company. If and to the extent that any right to purchase reserved shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, such shares which have not been so purchased hereunder shall again become available for the purposes of the Program (subject to adjustment as provided in Section 12).

3.  Administration of the Program.

Subject to the general control of, and superseding action by the Company’s Board of Directors (the “Board of Directors”) the Company’s Benefits Committee (“Committee”) shall have the full power to administer and interpret the Program. Except as otherwise expressly provided in this Program, the Committee shall prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Program, all of which determinations shall be final and binding upon all Participating Employees unless otherwise determined by the Board of Directors. A quorum of the Board of Directors or Committee for purposes of the Program shall consist of a majority of its members. Any action may be taken by the Board of Directors or Committee at a meeting duly called, at which a quorum shall be present, or without a meeting by a written consent to their action taken signed by all members of the Board of Directors or Committee, as the case may be.

_____________
Approved by stockholders September 28, 1990
As amended by the Board, effective January 1, 2008

4.  Eligible Employees.

Each current and future employee of the Company and those of its subsidiaries (which subsidiaries are designated by the Board of Directors or Committee) shall be eligible to participate in the Program, provided, each of such employees,

(a)	is actively employed by the Company and/or any of its subsidiaries (or any predecessor thereof) on the Enrollment Date (as hereinafter defined), and

(b)
does not own, immediately after the Investment Date (as defined in Section 8 below), stock possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Company and/or of a subsidiary thereof.

In determining whether a company is a subsidiary, the rules of Section 425(f) of the Code shall be followed, and in determining stock ownership under this paragraph, the rules of Section 425(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee. Employees whose employment terminated or are retired, at the date the Program becomes effective or on the first day of each calendar quarter (“Enrollment Date”), are not eligible to participate on such date. Employees eligible to participate in the Program pursuant to the provisions of this Section 4 are hereinafter referred to as “Eligible Employees.”

5.  Election to participate and payroll deductions.

Each Eligible Employee, at the effective date of the Program and each Enrollment Date thereafter, may participate in the Program by enrolling during the ten-day period prior to such effective date or Enrollment Date, as the case may be, (an “Enrollment Period”) authorizing specified regular payroll deductions (“Payroll Deductions”) during each calendar year expressed in whole percentages in multiples of one (1%) percent not to exceed ten (10%) percent of his/her Eligible Compensation (as hereinafter defined). Such Payroll Deductions shall be made regularly and in equal amounts commencing on the effective date or the Enrollment Date, as the case may be, by the Company and shall be credited, as promptly as practicable, to an account in the name of each Participating Employee (as hereinafter defined). The Board of Directors or Committee, in lieu of Payroll Deductions, may approve equivalent direct payments by an Eligible Employee, which shall be deemed to be Payroll Deductions. Pending the purchase of shares, all Payroll Deductions may be used by the Company for any corporate purpose. Eligible Employees who so elect to participate in the Program are referred to herein as “Participating Employees.” A Participating Employee may increase or decrease his/her Payroll Deduction only during an Enrollment Period. If a Participating Employee withdraws from the Program, he or she will not be eligible to participate again until an Enrollment Date not earlier than six months after the date of his/her withdrawal from the Program.

For the purpose of the Program, “Eligible Compensation” shall mean base salary plus overtime and shift differential actually paid in each pay period. Eligible Compensation shall not include any payments for or reimbursement of expenses, finders’ fees, suggestion awards, bonuses, deferred profit-sharing distributions or similar non-regular payments unless otherwise determined by the Board of Directors or the Committee.

6.  Limitation on employee share purchases.

No right to purchase shares under this Program shall permit an employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries (as defined in Section 423 of the Code) at a rate which in the aggregate exceeds $25,000 of the Fair Market Value (as defined in Section 7 below) of such stock as determined on the Investment Date for each calendar year in which the right is outstanding at any time.

7.  Purchase price.

The purchase price for each whole and fractional share of Common Stock shall be determined by the Board of Directors for each Investment Date but in no event shall the purchase price be less than eighty-five percent (85%) of the Fair Market Value of such whole or fractional share on the Investment Date. “Fair Market Value” shall be the mean of the high and low sales prices of a share of Common Stock on the New York Stock Exchange on the Investment Date, or if the Common Stock shall have not been traded on such date, for the first day prior thereto on which the Common Stock was so traded, or such other amount as the Board of Directors may determine by any other fair and reasonable means.

8.  Methods of purchase and Investment Accounts.

As of the last Friday in each calendar quarter (each of such dates being known as an “Investment Date”), each Participating Employee shall purchase the number of whole and fractional shares of Common Stock determined by dividing the amount of his/her Payroll Deductions not theretofore invested by the purchase price as determined in Section 7. All whole and fractional shares purchased shall be maintained by the broker designated by the Board of Directors or Committee (“Designated Broker”) in separate investment accounts (“Investment Account”) for each Participating Employee, which account shall represent the sum of shares, fractional shares and any Payroll Deductions not theretofore invested as allocated to each individual Participating Employee. All dividends paid with respect to the whole and fractional shares in the Investment Account shall be credited to each Participating Employee’s respective interest in the Investment Account, and dividends credited to his or her Investment Account will be automatically applied by the Designated Broker to the purchase of whole and fractional shares of Common Stock as of the next Investment Date.

9.  Title of Investment Accounts.

Each Investment Account may be in the name of the Participating Employee or, if he/she so indicates, in his/her name jointly with a member of his/her family, with right of survivorship. A Participating Employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have an Investment Account in his/her name as tenant in common with a member of his/her family, without right of survivorship.

10.  Rights as a stockholder.

When a Participating Employee’s Investment Account shall be charged with the amount of the purchase price of the Common Stock, he or she shall have all the rights or privileges of a stockholder of the Company with respect to shares purchased under the Program whether or not certificates representing full shares have been issued.

11.  Rights not transferable.

Rights under the Program are not transferable by a Participating Employee other than by will or the laws of descent and distribution and are exercisable during his or her lifetime only by him or her.

12.  Adjustments in case of changes affecting the Company’s Common Stock.

In the event of a subdivision of outstanding shares of Common Sock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under this Program shall be increased proportionately, and such other adjustments shall be made as may be deemed necessary or equitable by the Board of Directors. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event subject to the limitations of Section 425 of the Code.

13.  Withdrawal, retirement, termination and death.

A Participating Employee may withdraw from the Program only during an Enrollment Period, and such withdrawal shall become effective on the ensuing Enrollment Date, except as the Committee may otherwise determine. If a Participating Employee withdraws from the Program, he/she will not be eligible to participate again until an Enrollment Date not earlier than six months after the date of his/her withdrawal from the Program.

In the event of a Participating Employee’s withdrawal from the Program, retirement or termination of employment or death during a calendar year in which the Program is in effect, the amount of his/her Payroll Deductions not theretofore invested shall be used to purchase whole or fractional shares of Common Stock on the next occurring Investment Date.

14.  Amendment of the Program.

The Board of Directors may at any time, or from time to time, amend the Program in any respect, provided, however, that the Program may not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required.

15.  Termination of the Program.

The Program and all rights of employees hereunder shall terminate:

(a)	on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

(b)	at any time, at the discretion of the Board of Directors.

In the event that the Program terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participating Employees on a pro rata basis.

16.  Effective Date of the Program.

The Program originally became effective on September 28, 1990. The Program, as amended and restated herein, shall be effective January 1, 2008. For purposes of the operation and administration of the Program, the original Stock Purchase Program shall govern for any time period prior to the Restated Effective Date.

17.  Governmental and other regulations.

The Program, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable Federal, State and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

18.  Indemnification of Committee.

Each person who is or shall have been a member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.